                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-51169

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus supplement is not complete and + +may be changed. This prospectus supplement is not an offer to sell these + +securities and it is not soliciting an offer to buy these securities in any +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
              Preliminary Prospectus Supplement Dated July 9, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 9, 1998)
                                                                          [LOGO]
                                1,400,000 Shares


                           Sovran Self Storage, Inc.

                % Series B Cumulative Redeemable Preferred Shares
                   (Liquidation Preference $25.00 Per Share)

                                  -----------

  Distributions on the Series B Preferred Shares will be cumulative from the date of original issue and payable quarterly, beginning on September 30, 1999,
at the rate of     % of the liquidation preference per annum, or $       per
Series B Preferred Share.

  The Series B Preferred Shares are not redeemable until July   , 2004, after
which we may redeem the shares at a redemption price of $25.00 per Series B Preferred Share, plus any accrued and unpaid distributions to and including the date of redemption. The Series B Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

  We have filed an application to list the Series B Preferred Shares on the New York Stock Exchange under the symbol "SSSPrB."

  See "Supplemental Risk Factors" commencing on page S-7 of this prospectus supplement and "Risk Factors" commencing on page 4 of the accompanying prospectus for certain factors relevant to a purchase of the Series B Preferred Shares.

                                  -----------

                                                                  Per
                                                                 Share Aggregate
                                                                 ----- ---------
Public Offering Price (1) ...................................... $       $
Underwriting Discount........................................... $       $
Proceeds, before expenses....................................... $       $

-----
(1) Plus accrued distributions, if any, from the date of original issue.

                                  -----------

  The underwriters may also purchase up to an additional 210,000 Series B Preferred Shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Series B Preferred Shares will be ready for delivery in New York, New
York on or about July   , 1999.

                                  -----------

McDonald Investments Inc.

                         Morgan Keegan & Company, Inc.

                                               J.J.B. Hilliard, W.L. Lyons, Inc.

                                  -----------

            The date of this Prospectus Supplement is July   , 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Summary....................................................................  S-3
Supplemental Risk Factors..................................................  S-7
Selected Financial Data....................................................  S-8
Selected Pro Forma Financial Data..........................................  S-9
Capitalization............................................................. S-10
Use of Proceeds............................................................ S-10
Industry Overview.......................................................... S-11
The Company................................................................ S-13
Properties................................................................. S-16
Ratios of Earnings to Fixed Charges........................................ S-17
Description of the Series B Preferred Shares............................... S-17
Federal Income Tax Consequences............................................ S-21
Underwriting............................................................... S-28
Experts.................................................................... S-29
Legal Matters.............................................................. S-29
Incorporation of Certain Information by Reference.......................... S-29
Where You Can Find More Information........................................ S-30
Forward-Looking Statements................................................. S-30

                                   Prospectus

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Risk Factors...............................................................    4
The Company and the Operating Partnership..................................    9
Use of Proceeds............................................................   10
Ratios of Earnings to Fixed Charges........................................   10
Description of Debt Securities.............................................   11
Description of Preferred Stock.............................................   26
Description of Common Stock................................................   32
Restrictions on Transfers of Capital Stock.................................   34
Certain Federal Income Tax Considerations..................................   36
Plan of Distribution.......................................................   42
Legal Matters..............................................................   44
Experts....................................................................   44

   You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

   This summary highlights some information in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully before deciding to invest in the Series B Preferred Shares. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

   In this prospectus supplement, unless otherwise noted, the term "Sovran" includes Sovran Self Storage, Inc. and its consolidated subsidiaries and, where the context so requires, their predecessors.

   In presenting "adjusted" information in this prospectus supplement, we have assumed that this offering has been completed and that we have applied the net proceeds as we currently intend. Unless we otherwise state in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

                                  THE COMPANY

   Sovran is a real estate investment trust that buys, owns and operates self-storage facilities. All of our self-storage facilities are owned by Sovran Acquisition Limited Partnership (the "Sovran Partnership"). We own approximately 93.5% of the Sovran Partnership. The remaining 6.5% of the Sovran Partnership is owned by persons who sold self-storage facilities to Sovran in exchange for interests in the Sovran Partnership.

   We are structured as an umbrella partnership real estate investment trust and, as such, have the ability to issue interests in the Sovran Partnership in exchange for properties sold by independent owners. By utilizing interests in the Sovran Partnership as currency in facility acquisitions, we may partially defer the seller's income tax liability which in turn may allow us to obtain more favorable pricing.

   We are one of the largest owners and operators of self-storage facilities in the United States. As of May 31, 1999, we owned and operated 220 storage facilities containing an aggregate of 12.4 million rentable square feet with approximately 111,000 units. Our self-storage facilities are located in 20 states. Our self-storage facilities have over 70,000 tenants and a majority of the facilities have been constructed within the past ten years. At May 31, 1999, the occupancy level of our self-storage facilities was 86.7%.

   The self-storage industry is characterized by numerous small, local operators, with the fifty largest operators owning only 17% of all self-storage facilities in the United States. We believe that the shortage of skilled operators, the scarcity of financing available to small operators for acquisitions and expansions and the potential for savings through economies of scale has, and should continue to, lead to a consolidation in the self-storage industry. With our 14-year operating history and in-house acquisition and management expertise, we believe we are well-positioned to continue to take advantage of potential growth opportunities resulting from the further consolidation of the self-storage industry. Upon completion of this offering and application of the net proceeds as we intend, we anticipate that $39.2 million of our $150 million unsecured bank credit facility will be available to finance acquisition of additional self-storage facilities. We may also use our bank credit facility to finance expansion and improvement of our self-storage facilities, development of new facilities and working capital.

   We also seek to grow internally by increasing our rental income from our self-storage facilities through intensive, proactive property management that focuses on quality property maintenance, customer satisfaction and retention, increases in rents and occupancy levels, and control of operating expenses. We have designed our incentive compensation program to financially motivate our area managers and property managers to maximize rent receipts and net operating income.

   Most of our self-storage facilities conduct business under the trade name Uncle BoB's Self Storage(R). In general, we intend to convert all newly acquired self-storage facilities to the trade name Uncle BoB's Self Storage(R) upon expiration of prepaid advertising arrangements employing names acquired with the facilities. We believe the name Uncle BoB's Self Storage(R) is particularly user-friendly and conveys the feeling of personalized service.

   Our principal place of business is 5166 Main Street, Williamsville, New York 14211, and our telephone number is (716) 633-1850.

                              Recent Developments

   Since January 1, 1999, we have acquired 15 self-storage facilities containing 782,000 rentable square feet for an aggregate purchase price of $38.7 million. In addition, we currently have two self-storage facilities under contract of purchase for an aggregate purchase price of $5.3 million. The closing of these acquisitions is subject to several customary conditions including, among other things, satisfactory completion of our due diligence.

                                  Risk Factors

   An investment in the Series B Preferred Shares involves various risks. You should carefully consider the matters discussed under "Supplemental Risk Factors" commencing on page S-7 of this prospectus supplement and "Risk Factors" commencing on page 4 of the accompanying prospectus before making any investment in the Series B Preferred Shares. Some statements contained in this prospectus supplement or made in documents incorporated into this prospectus supplement by reference are "forward-looking statements." You should not rely on forward-looking statements because they are subject to a variety of risks that may cause material differences between our actual and anticipated results, performance or achievements. See "Forward-Looking Statements" on page S-30.

                                  The Offering

   The following is a brief summary of the significant terms of this offering. For a more complete description of the terms of the Series B Preferred Shares, see "Description of the Series B Preferred Shares" on page S-17 of this prospectus supplement and "Description of Preferred Stock" on page 26 of the accompanying prospectus.

Issuer .....................  Sovran Self Storage, Inc.

Securities Offered..........  1,400,000 shares of      % Series B Cumulative
                              Redeemable Preferred Shares. The underwriters have the option to purchase up to 210,000 additional shares of Series B Preferred Shares to cover over-allotments, if any.

Distributions...............  Investors will be entitled to receive cumulative cash distributions on the Series B Preferred
                              Shares at a rate of     % per annum of the $25.00
                              per share liquidation preference (equivalent to
                              $       per annum per share). Beginning on
                              September 30, 1999, we will pay distributions on the Series B Preferred Shares quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next business day. Distributions on the Series B Preferred Shares will be cumulative from (but excluding) the date of original issuance,
                              which is expected to be July   , 1999.

Maturity....................  The Series B Preferred Shares do not have any maturity date, and we are not required to redeem the Series B Preferred Shares. As a result, the Series B Preferred Shares will remain outstanding indefinitely unless we decide to redeem them. In addition, we are not required to set aside funds to redeem the Series B Preferred Shares.

Optional Redemption.........  We may not redeem the Series B Preferred Shares
                              prior to July   , 2004, except in limited
                              circumstances relating to our continuing
                              qualification as a real estate investment trust.
                              On and after July   , 2004, we may, at our
                              option, redeem the Series B Preferred Shares, in whole or from time to time in part, by payment of $25.00 per share, plus accrued and unpaid distributions through and including the date of redemption.

Liquidation Preference......  If we liquidate, dissolve or wind up Sovran, holders of the Series B Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of our common shares.

Ranking.....................  With respect to the payment of distributions and amounts upon liquidation, the Series B Preferred Shares rank senior to our Series A Junior Participating Cumulative Preferred Stock, our common shares, and any other securities which by their terms are junior to the Series B Preferred Shares.

Voting Rights...............  Holders of Series B Preferred Shares generally have no voting rights. However, if we do not pay distributions on the Series B Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Shares, voting as a class with the holders of any other class or series of our capital shares which has similar voting rights, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay all distributions which we owe on the Series B Preferred Shares. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Shares is required for us to authorize, create or increase capital shares ranking senior to the Series B Preferred Shares or to amend our Articles of Incorporation in a manner that materially and adversely affects the rights of the Series B Preferred Shares.

Listing.....................
                              We have filed an application to list the Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares on the New York Stock Exchange is expected to begin within a 30-day period after the date of initial delivery of the Series B Preferred Shares.

Restrictions on Ownership
and Transfer................  Our Articles of Incorporation contain provisions which limit ownership of our equity by any one person or group of affiliated persons to 9.8%, or 15% for certain entities, of the aggregate value of all outstanding common and preferred shares. Similarly, we may prevent any proposed transfer of our common and preferred shares, including the Series B Preferred Shares, which would jeopardize our status as a real estate investment trust. The Board of Directors may elect to treat any shares, including the Series B Preferred Shares, in excess of set ownership limits as having been transferred to a trust for the benefit of a charitable beneficiary, and then sold with any profit being paid to the charitable beneficiary. We also have the right to redeem at any time Series B Preferred Shares which are in excess of the ownership limits.

Conversion..................  The Series B Preferred Shares are not convertible into or exchangeable for any other securities or property.

Use of Proceeds.............  We estimate that our net proceeds from the offering will be approximately $33.7 million. We intend to use the net proceeds from the offering of Series B Preferred Shares to reduce outstanding amounts under our bank credit facility.

                           SUPPLEMENTAL RISK FACTORS

The issuance of additional preferred shares could dilute the interests of holders of Series B Preferred Shares

   Our Articles of Incorporation, including the articles supplementary for the Series B Preferred Shares, do not limit the issuance of additional series of preferred shares ranking on parity with or junior to the Series B Preferred Shares. The issuance of additional preferred shares on parity with the Series B Preferred Shares could have the effect of diluting the interests of holders of the Series B Preferred Shares. None of the provisions relating to the Series B Preferred Shares afford the holders of the Series B Preferred Shares protection in the event of a highly leveraged or other transaction that might adversely affect their interests.

Factors beyond our control could affect the market value of the Series B Preferred Shares

   A number of factors may adversely influence the price of the Series B Preferred Shares in public markets, many of which are beyond our control. In particular, increased market interest rates would result in higher yields on other financial instruments and may lead investors in Series B Preferred Shares to seek investments with a higher annual distribution rate which could adversely affect the market price of the shares of Series B Preferred Shares. Although we anticipate that the Series B Preferred Shares will trade on the New York Stock Exchange, the daily trading volume of real estate investment trusts in general, and the Series B Preferred Shares in particular, may be lower than the trading volume of certain other industries. As a result, investors who desire to liquidate substantial holdings at a specific point in time may find that they are unable to dispose of the Series B Preferred Shares in the market without causing a substantial decline in the market value of such shares. In addition, if our application to list the Series B Preferred Shares on the New York Stock Exchange is not approved, then no public market for the shares will exist which will result in a decrease in the value of the shares.

                            SELECTED FINANCIAL DATA

   The following table contains selected financial and other operating information relating to Sovran and our predecessors. The following information should be read in conjunction with all of the financial statements and corresponding notes included in our filings under the Securities Exchange Act of 1934, which we have incorporated by reference into this prospectus supplement and the accompanying prospectus. We have derived the selected financial data for the three months ended March 31, 1999 and 1998 from our unaudited financial statements. We have derived the selected financial data for the years ended December 31, 1998, 1997 and 1996 and for the period from June 26, 1995 to December 31, 1995 from our audited financial statements. The financial data for the period ended June 25, 1995 and the year ended December 31, 1994 has been taken from the audited combined financial statements of our predecessors. Our financial statements and our predecessors' financial statements for the years and periods in the five years ended December 31, 1998 have been audited by Ernst & Young LLP, our independent auditors.

                                                        Sovran                                        Predecessors(1)
                          ------------------------------------------------------------------------  --------------------
                            Three       Three                                           For Period  For Period At or For
                            Months      Months    At or For Year Ended December 31,        from        from      Year
                            Ended       Ended     ------------------------------------- 6/26/95 to  1/1/95 to    Ended
                           3/31/99     3/31/98       1998         1997         1996      12/31/95    6/25/95   12/31/94
                          ----------  ----------  -----------  -----------  ----------- ----------  ---------- ---------
                                           (dollars in thousands, except share and facility data)
Operating Data:
Operating revenues......  $   19,451  $   14,375  $    69,360  $    49,354  $   33,597  $  12,942    $  9,532   $18,530
Income before
 extraordinary item.....       5,855       5,998       23,897       23,119      15,659      6,744         311     1,836
Net income..............       5,855       5,648       23,540       23,119      15,659      6,744         311     1,836
Income per share before
 extraordinary item--
 basic..................        0.47        0.49         1.94         1.97        1.88       0.91         --        --
Net income per common
 share--basic...........        0.47        0.46         1.91         1.97        1.88       0.91         --        --
Net income per common
 share--diluted.........        0.47        0.46         1.91         1.96        1.87       0.91         --        --
Dividends declared per
 common share...........        0.56        0.54         2.20         2.12        2.05       1.04         --        --
Weighted average shares
 Basic..................  12,358,852  12,289,467   12,293,842   11,758,685   8,329,227  7,429,872         --        --
 Diluted................  12,370,392  12,342,252   12,332,223   11,820,710   8,364,512  7,439,415         --        --
Balance Sheet Data:
Investment in storage
 facilities at cost.....  $  519,876  $  390,349  $   502,502  $   333,036  $  220,711  $ 159,461    $114,008   $91,889
Total assets............     504,599     384,467      490,124      327,073     235,415    160,437      84,527    82,733
Total debt..............     203,059      91,059      190,059       39,559         --       5,000      69,102    66,340
Total liabilities.......     217,489     105,419      203,439       50,319       8,131     10,697      71,311    69,014
Shareholders' equity....     263,165     266,240      262,665      263,911     223,629    149,740         --        --
Other Data:
Net cash provided by
 operating activities...  $   10,351  $   10,476  $    34,151  $    31,159  $   20,152  $   7,188    $  2,003   $ 5,428
Net cash used in
 investing activities...     (17,307)    (54,717)    (153,367)     (98,765)    (58,760)  (157,965)     (3,340)   (6,609)
Net cash provided by
 financing activities...       7,198      44,661      119,633       53,486      54,563    151,509         507     1,030
Funds from operations
 available to common
 shareholders(2)........       8,600       7,955       33,932       29,487      19,793      8,036         --        --
Number of facilities....         211         173          205          155         111         82          74        60
Average rent per
 occupied square foot...  $     7.86  $     7.62  $      7.69  $      7.67  $     7.14  $    6.81    $   6.81   $  6.44

--------
(1) Sovran began its operations as a publicly-traded REIT on June 26, 1995, and has no historical results before that date. Results prior to June 26, 1995 relate to Sovran Capital, Inc. and the 28 private limited partnerships from which Sovran acquired its original 62 self-storage facilities upon completion of its initial public offering.
(2) We define funds from operations as net income, computed in accordance with generally accepted accounting principles ("GAAP"), before depreciation of real estate assets, amortization of intangible assets exclusive of deferred financing fees, minority interest in income, and extraordinary or non-recurring adjustments. We consider funds from operations to be an appropriate supplemental measure of the performance of a real estate investment trust because it is predicated on cash flow analyses which facilitate an understanding of the operating performances of our self-storage facilities without taking into account non-cash items. However, funds from operations do not represent cash generated from operating activities in accordance with GAAP and, therefore, is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance or ability to pay dividends.

                       SELECTED PRO FORMA FINANCIAL DATA

   The following table contains selected unaudited pro forma financial and other data, which you may find useful. We have prepared the pro forma operating and other data as if the 50 self-storage facilities that we acquired in 1998 and the 15 self-storage facilities that we acquired in 1999 were all acquired as of the beginning of 1998. We have prepared the pro forma balance sheet data for March 31, 1999 as if the 9 self-storage facilities that we acquired since March 31, 1999 were all acquired at March 31, 1999. The pro forma balance sheet data for December 31, 1998 was prepared as if the 15 self-storage facilities acquired in 1999 had all been acquired at December 31, 1998. You should read the following information together with all the financial statements and accompanying notes that we have incorporated by reference into this prospectus supplement. This pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position and results of operations.

                                               Pro Forma          Pro Forma
                                           Three Months Ended    Year Ended
                                             March 31, 1999   December 31, 1998
                                           ------------------ -----------------
                                              (unaudited)        (unaudited)
                                           (dollars in thousands, except share
                                                    and facility data)
Operating Data:
Operating revenues.......................     $    20,522        $    82,442
Income before extraordinary item.........           5,946             24,656
Net income...............................           5,946             24,299
Income per share before extraordinary
 item--basic.............................            0.48               2.00
Net income per common share--basic.......            0.48               1.97
Net income per common share--diluted.....            0.48               1.97
Dividends declared per common share......            0.56               2.20
Weighted average shares
  Basic..................................      12,379,135         12,312,756
  Diluted................................      12,390,675         12,351,137
Balance Sheet Data:
Investments in storage facilities at
 cost....................................     $   543,276        $   541,177
Total assets.............................         527,999            528,799
Total debt...............................         224,772            224,772
Total liabilities........................         239,202            238,152
Other Data:
Net cash provided by operating
 activities..............................     $    10,608        $    37,354
Net cash used in investing activities....         (40,707)          (192,042)
Net cash provided by financing
 activities..............................          30,341            155,105
Funds from operations available to common
 shareholders............................           8,840             36,927
Number of facilities.....................             220                220

                                 CAPITALIZATION

   The following table reflects our capitalization as of March 31, 1999. It also shows our capitalization on a pro forma basis to reflect the addition of the nine self-storage facilities that we have acquired since March 31, 1999, and as adjusted to show the effects of this offering and the repayment of $33.7 million of indebtedness under our bank credit facility from the estimated net proceeds.

                                                     As of March 31, 1999
                                               ---------------------------------
                                               Historical Pro Forma  As adjusted
                                               ---------- ---------  -----------
                                                 (in thousands, except share
                                                            data)
Debt
  Line of credit..............................  $125,000  $144,500    $110,800
  Term note...................................    75,000    75,000      75,000
  Mortgage payable............................     3,059     5,272       5,272
                                                --------  --------    --------
    Total debt................................   203,059   224,772     191,072
Shareholders' equity
  Series A Junior Participating Cumulative
   Preferred Stock, $.01 par value per share,
   250,000 shares authorized and no shares
   issued and outstanding ....................       --        --          --
  Series B Cumulative Redeemable Preferred
   Stock, $.01 par value per share, 1,700,000
   shares authorized and 1,400,000 shares
   issued and outstanding, pro forma as
   adjusted...................................       --        --       33,700
  Common Stock, $.01 par value per share,
   100,000,000 shares authorized and
   12,379,135 shares issued and outstanding...       125       125         125
  Additional paid-in capital..................   276,213   276,213     276,213
  Unearned restricted stock...................      (416)     (416)       (416)
  Dividend in excess of net income............   (10,767)  (10,767)    (10,767)
  Treasury stock at cost, 75,700 shares.......    (1,990)   (1,990)     (1,990)
                                                --------  --------    --------
    Total shareholders' equity................   263,165   263,165     296,865
                                                --------  --------    --------
    Total capitalization......................  $466,224  $487,937    $487,937
                                                ========  ========    ========

                                USE OF PROCEEDS

   We estimate that the net proceeds of this offering of Series B Preferred Shares will be about $33.7 million. We expect to use the entire net proceeds of this offering to reduce outstanding amounts under our bank credit facility. Our bank credit facility bears interest at LIBOR plus a spread and matures on February 20, 2001. At May 31, 1999 our bank credit facility had a balance outstanding of $144.5 million and the interest rate payable was approximately 6.3% per annum.

                               INDUSTRY OVERVIEW

   Self-storage facilities offer inexpensive storage space to residential and commercial users. In addition to fully enclosed, secure storage space, some operators, including Sovran, also offer outside storage for vehicles and boats at some facilities. Facilities are usually fenced-in, have locked gates and are lighted. Facilities generally have a manager on-site during business hours and, in many cases, the manager resides in an apartment at the facility. Customers have access to their storage area during business hours and some commercial customers are provided 24-hour access. Individual storage units are typically secured by a lock furnished by the customer to provide the customer with control of access to the unit.

   We believe that the self-storage industry is characterized by a trend toward consolidation, continuing increase in demand, relatively slow growth in supply and a targeted market of primarily residential customers.

Trend Toward Consolidation

   The self-storage industry is characterized by numerous, small local operators, with only 17% of all facilities in the United States being owned by the fifty largest operators according to data published by MiniCo. Inc. However, we believe that, at a time when demand for the service appears strong, the self-storage industry is showing a trend toward consolidation resulting from the following factors:

  . Shortage of Skilled Operators--The smaller, local operators generally lack the expertise necessary to manage multiple facilities, to market their self-storage facilities effectively, to develop and introduce innovative management systems, and to selectively identify and acquire new facilities.

  . Scarcity of Financing for Small Operators--Financing for the acquisition, development and expansion of commercial real estate projects, particularly self-storage facilities, has been scarce in recent years and we anticipate that this trend will continue.

  . Economies of Scale--Successful centralized management systems can be easily applied to new facilities regardless of location and permit an operator to spread fixed costs over a larger base.

   We believe that as a result of these factors, significant growth opportunities exist for operators with proven management systems that possess sufficient capital resources.

Continuing Increase in Demand

   Demand for self-storage services has increased, as indicated by an increase in industry average occupancy from 81.5% in 1990 to approximately 82.9% in 1998 and by an increase in industry-wide average rents, as reported by the Self Storage Almanac. We believe that demand for self-storage services continues to increase for the following reasons:

  . Demographics--As a result of population growth and increasing population mobility, we expect that demand for self-storage space will continue to increase.

  . Consumer Awareness--Residential and commercial customers are becoming increasingly familiar with the advantages of self-storage and its favorable comparison to traditional alternatives. Commercial users, in particular, are taking advantage of self-storage as a low-cost alternative to warehouses and other commercial storage options.

  . Demand Inelasticity--Self-storage consumers are generally less sensitive to price increases than consumers of other services because of the lack of reasonable alternatives and the inconvenience of moving stored goods to a new location. This phenomenon has allowed aggressive operators to increase rents on a regular basis without experiencing a material decrease in occupancy levels.

  . Recession Resistance--Self-storage is relatively inexpensive and is not generally considered a luxury. Therefore, residential and commercial users are less likely to reduce consumption during recessionary periods and, in some cases, may increase usage to facilitate downsizing of residences or as a cost-effective alternative to commercial office or warehouse space.

Market Segmentation

   The self-storage market is generally segmented into two parts: residential users and commercial users. According to data published by MiniCo. Inc. in 1998, residential users constitute approximately 81.6% of the United States self-storage market while commercial users account for 18.4%, based on square feet. Residential users may include single family homeowners with insufficient storage; apartment, condominium, townhouse and mobile home dwellers; military base occupants; recreational vehicle owners; and households in transition. Commercial users may include salespersons and distributors; retail businesses; professionals; and small contractors.

                                  THE COMPANY

   We are a self-administered and self-managed real estate investment trust which has acquired, developed, owned and managed self-storage facilities since 1985. As of May 31, 1999, we owned and operated 220 self-storage facilities containing an aggregate of 12.4 million rentable square feet. Our self-storage facilities are located in 20 states. At May 31, 1999, the occupancy level of our facilities was 86.7%.

   Most of our self-storage facilities conduct business under the trade name Uncle BoB's Self Storage(R). We intend to convert the remaining facilities and all newly acquired self-storage facilities to this trade name upon expiration of prepaid advertising arrangements employing names acquired with the facilities. We believe the name Uncle BoB's Self Storage(R) is particularly user-friendly and conveys the feeling of personalized service.

Growth Strategy

   We seek to increase cash flow and enhance shareholder value by aggressively managing our self-storage facilities, selectively acquiring new self-storage facilities and strategically expanding and improving our facilities.

   The following table contains selected performance information for our facilities since 1994:

                                          December 31,
                                  ---------------------------------  March 31,
                                  1994   1995   1996   1997   1998     1999
                                  -----  -----  -----  -----  -----  ---------
   Average rent per occupied
    square foot.................. $6.44  $6.81  $7.14  $7.67  $7.69    $7.86
   Occupancy level (for the
    period ended)................  88.7%  86.4%  87.0%  85.1%  86.4%    84.1%
   Net operating margin (for the
    period ended)................  71.1%  72.6%  72.8%  72.3%  72.0%    71.1%

Property Management

   We have developed substantial expertise in managing self-storage facilities. Key elements of our management system include:

  . Recruiting, training and retaining capable, sales-oriented on-site property managers.

  . Motivating property managers and area managers by providing an opportunity to earn additional incentive-based compensation based on performance of the self-storage facilities under their management.

  . Linking all of our facilities to our central customized management information system which enhances control and facility specific management.

  . Developing and maintaining for each self-storage facility an integrated marketing plan which focuses on serving commercial tenants.

  . Performing regular preventive maintenance to avoid significant repair obligations.

   Our philosophy is to thoroughly train each property manager and area manager to operate effectively within our management systems, and to recognize and reward performance which increases revenues and decreases expenses.

   Each self-storage facility is managed by a full-time property manager and one or more part-time assistant managers. A property manager typically resides on-site in an apartment furnished by us, except where prohibited by local ordinance. A property manager is responsible for nearly all day-to-day operational decisions with respect to his or her facility, including rent charges and maintenance, subject to certain monetary limits. Property managers generally have authority to either increase rental rates in response to demand or to promote specials to raise occupancies, both of which have a direct impact on their incentive compensation. See "Incentive Compensation" below. An assistant manager is employed on a part-time basis to give a property manager sufficient time to perform marketing functions. Each property manager reports to one of thirteen area managers. The area managers report to one of four regional vice-presidents, who are each responsible for overseeing approximately 55 self-storage facilities. The four regional vice presidents report to our President and Chief Operating Officer.

 Recruiting and Training of Property Managers

   We actively recruit capable, sales-oriented property managers. Once hired, new property managers attend an orientation program which includes a thorough review of our property management systems. The orientation program emphasizes telephone skills, closing techniques, identification of selected marketing opportunities (e.g., local industrial parks, office suites and apartment complexes) and familiarization with our customized management information system.

   We place great importance on developing a property manager's telephone skills because most inquiries by potential customers are received by telephone. The telephone skills of each property manager are surveyed at least quarterly by having our representatives pose as potential customers. The results of the survey are immediately presented to the property manager, together with suggestions for improvement. Property managers who score particularly well on telephone surveys receive a cash award.

 Incentive Compensation

   In addition to base salary, our property managers, area managers and regional vice presidents may earn incentive compensation based on increases in gross income and net operating income of their self-storage facilities. We establish a target gross income and net operating income annually for each facility. A property manager earns a percentage of all gross income in excess of the target level. Similarly, area managers and regional vice presidents earn a percentage of net operating income in excess of the combined target levels for all facilities reporting to them. The incentive awards are not subject to any caps or increment requirements. Under our program, it is not unusual for employees to earn incentive compensation equal to 10% of base salary.

   We believe that the structure of our incentive compensation program encourages our managers to exercise their operational autonomy to maximize net operating margin through increased rental income and increased occupancy levels and, in the case of area managers and regional vice presidents, decreased expenses.

 Customized Management Information System

   We utilize a customized management information system that links each of our self-storage facilities to our headquarters. The system is designed with significant security, control and efficiency features which performs daily billing, collection and reservation functions for each facility. The system also tracks information regarding occupancy levels, tenant demographics and histories, and expenses for each facility. Newly acquired self-storage facilities are usually linked to the customized system within 15 days of the date of acquisition. The system generates daily, weekly and monthly financial reports for each facility that are transmitted to our headquarters each night via modem. The system automatically imposes and reports late fees and also requires a property manager to input a descriptive explanation for all debit and credit transactions, paid-to-date charges, and all other discretionary activities. This allows the accounting staff at our headquarters to review all such transactions within 24 hours. More sensitive activities such as rental rate decreases, unit size changes and adding or deleting units are only accessible by area managers and regional vice presidents and are password protected.

   The tenant data tracked by our customized management information system has proven to be a valuable marketing resource. For example, the system automatically tracks historical tenant address and demographic information and generates solicitations to be sent to seasonal tenants.

   Our management is committed to continued investment in information technology so that information systems will continue to be adequate to support our growth.

 Property Marketing

   As of May 31, 1999, 175 of our self-storage facilities conducted business under the trade name Uncle BoB's Self Storage(R). We intend to convert the remaining facilities and all newly acquired self-storage facilities to the trade name Uncle BoB's Self Storage(R) upon expiration of prepaid advertising employing names acquired with the facilities. We believe the name Uncle BoB's Self Storage(R) is particularly user-friendly and conveys the feeling of personalized service.

   We develop a detailed marketing plan for each of our self-storage facilities annually. The focus of each marketing plan is, in part, determined by occupancy rates. If all storage units of a same size at a facility are at or near 90% occupancy, the plan will generally include increases in rental rates for units of that size. If a facility has excess capacity, the marketing plan will target selected markets such as local industrial parks, medical centers, retail shopping malls, office suites, military bases, colleges, and apartment and condominium complexes.

   Our customized management information system allows us to maintain historical data regarding customers, such as type of customer and length of stay, which is used in developing our marketing plans. We also conduct quarterly surveys of our competitors' practices, which include "shopping" at competing facilities.

   We believe that it is desirable to have a greater proportion of commercial customers given that commercial customers tend to rent larger units for longer terms and are more reliable payors. Accordingly, we have marketing programs which target commercial users. We estimate that commercial users account for approximately 25% to 30% of our total occupancy, which is substantially higher than the industry average of 18%.

 Property Maintenance

   Our self-storage facilities are significantly less expensive to maintain than most other types of real estate due to the simple construction techniques and durable construction materials. Our facilities are typically constructed with metal roofs, concrete or masonry exterior walls, metal interior walls and concrete floors. Substantially all of our storage units are ground level thereby providing customers with the convenience of direct vehicle access to their storage units. Typical maintenance includes door repair, masonry repair, fence repair, painting, landscaping and driveway repair. Climate controlled units also require maintenance of air conditioning equipment. Maintenance within a storage unit is generally limited to sweeping between rentals. Maintenance is the primary responsibility of the property manager who may engage third party contractors to perform some types of maintenance.

 Capital Structure

   We intend to finance our future growth through the maintenance of a flexible capital structure that will allow us to take advantage of acquisition opportunities while providing access to the public debt and equity capital markets on favorable terms. We intend to maintain a strong financial position by: (i) maintaining a low level of leverage, (ii) maintaining almost 100% of unencumbered facilities, (iii) managing our exposure to variable interest rates, and (iv) extending and staggering our debt maturities.

   We believe the following data reflects our strong financial position:

  . As of May 31, 1999, on a pro forma basis giving effect to this offering and the application of the net proceeds, we had $518 million of total unencumbered assets supporting unsecured debt of $186 million.

  . As of May 31, 1999, on a pro forma basis giving effect to this offering and the application of the net proceeds, we had a ratio of debt to total assets of 36%, a ratio of secured debt to total assets of 1%, and a ratio of total unencumbered assets to unsecured debt of 279%.

  . For the three months ended March 31, 1999, our debt service coverage ratio was 3.8x. The term "debt service coverage ratio" is defined as "EBITDA", divided by the sum of interest expense and scheduled principal payments. "EBITDA" is defined as income before extraordinary items, provisions for gains and losses of properties and minority interest and federal income taxes, plus depreciation and amortization and interest expense.

                                   PROPERTIES

   Sovran currently owns 220 self-storage facilities containing an aggregate of approximately 12.4 million rentable square feet, located in 20 states.

                                         As of May 31, 1999(/1/)
                            ---------------------------------------------------
                            # Properties  %     Sq. Feet   %    # of Units  %
                            ------------ ----  ---------- ----  ---------- ----
Alabama....................       7       3.2     383,940  3.1     2,794    2.5
Arizona....................       9       4.1     501,186  4.1     5,160    4.6
Connecticut................       3       1.4     122,085  1.0       951    0.9
Florida....................      45      20.5   2,723,832 22.1    26,216   23.6
Georgia....................      20       9.1   1,062,237  8.6     8,797    7.9
Louisiana..................       7       3.2     354,580  2.9     3,190    2.9
Maryland...................       4       1.8     162,465  1.3     1,935    1.7
Massachusetts..............       6       2.7     263,950  2.1     2,382    2.1
Michigan...................       6       2.7     428,891  3.5     4,348    3.9
Mississippi................       4       1.8     200,148  1.6     1,553    1.4
New Hampshire..............       1       0.5      62,825  0.5       547    0.5
New York...................       9       4.1     490,504  4.0     4,213    3.8
North Carolina.............      15       6.8     750,744  6.1     7,199    6.5
Ohio.......................      18       8.2   1,028,250  8.3     8,695    7.8
Pennsylvania...............       7       3.2     399,040  3.2     3,169    2.8
Rhode Island...............       3       1.4     155,656  1.3     1,456    1.3
South Carolina.............       7       3.2     336,157  2.7     2,724    2.4
Tennessee..................       4       1.8     209,140  1.7     1,714    1.5
Texas......................      27      12.3   1,689,812 13.7    14,517   13.1
Virginia...................      18       8.2   1,024,815  8.3     9,668    8.7
                                ---      ----  ---------- ----   -------   ----
                                220       100% 12,350,257  100%  111,228    100%
                                ===      ====  ========== ====   =======   ====

--------
(/1/)Percent totals do not equal 100% due to rounding.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table contains Sovran's and its predecessors' consolidated ratios of earnings to fixed charges for the periods shown:

                   Sovran                             Predecessors
--------------------------------------------- ----------------------------
Three Months     Year Ended     June 26, 1995
   Ended        December 31,         to       January 1, 1995  Year Ended
 March 31,    ----------------- December 31,    to June 25,   December 31,
    1999      1998  1997  1996      1995           1995           1994
------------  ----  ----- ----- ------------- --------------- ------------
   2.66x      3.37x 9.43x 7.56x    21.88x          1.09x         1.31x

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. Prior to this offering, we have not issued any preferred stock that requires dividend distributions; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                  DESCRIPTION OF THE SERIES B PREFERRED SHARES

   This description of the Series B Preferred Shares supplements the description of the general terms and provisions of our shares of capital stock, including preferred shares, in the accompanying prospectus. You should consult that general description for further information.

General

   We are currently authorized to issue up to 10,000,000 preferred shares in one or more series. Each series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Directors may determine by adoption of applicable articles supplementary to our Articles of Incorporation.

   This summary of the terms and provisions of the Series B Preferred Shares is not complete. Prior to completing this offering, we will adopt articles supplementary for the Series B Preferred Shares. You may obtain a complete copy of the articles supplementary describing the Series B Preferred Shares by contacting us. The articles supplementary will initially authorize 1,700,000 Series B Preferred Shares. Our Board of Directors may authorize additional Series B Preferred Shares from time to time.

   The transfer agent, registrar and dividends disbursing agent for the Series B Preferred Shares is American Stock Transfer & Trust Company.

   We have filed an application to list the Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares on the New York Stock Exchange is expected to begin within a 30-day period after the date of initial delivery of the Series B Preferred Shares.

   The certificates evidencing the Series B Preferred Shares initially will be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as the definitive certificates are available. We anticipate that definitive certificates will be available within 150 days after the original issuance of the Series B Preferred Shares.

Ranking

   The Series B Preferred Shares will rank senior to our Series A Junior Participating Cumulative Preferred Stock, our common shares and to any other of our equity securities that by their terms rank junior to the

Series B Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series B Preferred Shares will rank on a parity with other series of our preferred shares or other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series B Preferred Shares. The Series B Preferred Shares will rank junior with any equity securities that we may later authorize or issue and that by their terms rank senior to the Series B Preferred Shares. In order for us to authorize or issue equity securities that rank senior to the Series B Preferred Shares, we must receive the approval of two-thirds of the outstanding Series B Preferred Shares. Any convertible debt securities which we may issue are not considered to be equity securities for ranking purposes.

Distributions

   Holders of the Series B Preferred Shares will be entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of
[       ] of the liquidation preference per annum. Distributions on the Series
B Preferred Shares will accrue and be cumulative from (but excluding) the date of original issue and will be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next business day. The first distribution on the Series B Preferred Shares will be paid on September 30, 1999 and will be for less than a full quarter. That distribution and any other distributions payable on the Series B Preferred Shares for any other partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date designated by our Board of Directors for the payment of distributions.

   Our Board of Directors will not authorize, and we will not pay, any distributions on the Series B Preferred Shares or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements which restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. These restrictions may be indirect, for example covenants requiring us to maintain specified levels of net worth or assets, or they may be direct. Our bank credit facility provides generally that in any given year, we may not pay dividends to shareholders in excess of 90% of funds from operations, as defined in that agreement, except to the extent necessary for us to preserve our status as a REIT. We do not believe that this provision will have any adverse impact on our ability to pay distributions on Series B Preferred Shares.

   Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest, and holders of the Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series B Preferred Shares, including any capital gain distributions, will be credited to the cumulative distributions on the Series B Preferred Shares. We will credit any distribution made on Series B Preferred Shares first to the earliest accrued and unpaid distribution due.

   We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to the Series B Preferred Shares, or redeem or otherwise acquire common shares or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series B Preferred Shares for the current and all past dividend periods.

   If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series B Preferred Shares and all shares that rank on a parity with Series B Preferred Shares, the amount which we have declared will be allocated pro rata to the Series B Preferred Shares and to each parity series of shares. As a result, the amount declared for each Series B Preferred Share and for each share of each parity series would be proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

   In the event of our liquidation, the holders of the Series B Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders. Upon a liquidation, the holders of Series B Preferred Shares will receive liquidating distributions in cash or property at its fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions through and including the date of the payment. The holders of Series B Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares that rank junior to the Series B Preferred Shares including the Series A Junior Participating Cumulative Preferred Stock. The rights of holders of Series B Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares which is senior to the Series B Preferred Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated.

Redemption by Sovran

   We may not redeem the Series B Preferred Shares prior to July  , 2004 except
as described below under "Restrictions on Transfer." On and after July   , 2004
at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions through the date fixed for redemption.

   We may give notice of redemption by mail to each holder of record of Series B Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

  .  the redemption date;

  .  the redemption price;

  .  the number of Series B Preferred Shares to be redeemed;

  . the place or places where the certificates for the Series B Preferred Shares are to be surrendered for payment; and

  . that distributions on the Series B Preferred Shares to be redeemed will cease to accrue on the redemption date.

   If we redeem fewer than all of the Series B Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series B Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series B Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

   If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series B Preferred Shares called for redemption, then from and after the redemption date, those Series B Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series B Preferred Shares will terminate. The holders of those Series B Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

   The holders of Series B Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series B Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series B Preferred Shares between the record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares to be redeemed.

   The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "Restrictions on Transfer" below.

   Subject to applicable law, we may purchase Series B Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series B Preferred Shares that we reacquire to the status of authorized but unissued shares.

Voting Rights

   Holders of Series B Preferred Shares will not have any voting rights, except as follows:

  . If distributions on the Series B Preferred Shares are due but unpaid for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of the Series B Preferred Shares, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all distribution arrearages have been paid.

  . In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Shares is required for us to authorize, create or increase capital stock ranking senior to the Series B Preferred Shares or to amend our Articles of Incorporation in a manner that materially and adversely affects the rights of the Series B Preferred Shares. These special voting rights of holders of Series B Preferred Shares, to the extent not inconsistent with the preceding sentence, are described more fully on page 30 of the attached prospectus.

   In any matter in which the Series B Preferred Shares are entitled to vote, each Series B Preferred Share will be entitled to one vote. If the holders of Series B Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series B Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Conversion Rights

   The Series B Preferred Shares are not convertible into or exchangeable for any property or other securities of Sovran.

Restrictions on Transfer

   The Ownership Limit, Look-Through Ownership Limit and Shares in Trust provisions described on pages 34 and 35 of the attached prospectus apply to ownership of all our shares of capital stock including the Series B Preferred Shares. These provisions prohibit concentrated ownership of Sovran's securities that might jeopardize our qualification as a real estate investment trust and generally provide that a holder of Sovran's securities cannot beneficially or constructively own shares in excess of the Ownership Limit or, for some entities such as certain pension trusts and investment companies, the Look-Through Ownership Limit. The Ownership Limit and Look-Through Ownership Limit are defined as 9.8% and 15%, respectively, of the aggregate value of all outstanding common and preferred shares. We have the right to redeem Series B Preferred Shares which are Shares in Trust at any time, for a redemption price equal to $25.00 per share, plus any accrued and unpaid distributions through the redemption date.

                        FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Series B Preferred Shares. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. This discussion does not address any state, local or foreign tax considerations, and assumes that holders of our Series B Preferred Shares hold their shares as capital assets within the meaning of Code Section 1221. This discussion may not apply to holders of our Series B Preferred Shares who are subject to special treatment under the Code, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation, and holders who are subject to the alternative minimum tax.

   In connection with this offering, Phillips, Lytle, Hitchcock, Blaine & Huber LLP, our counsel, will opine that commencing with the taxable year ended December 31, 1995, Sovran has been organized in conformity with the requirements under the Code for qualification as a real estate investment trust ("REIT") and that its current organization and method of operation should enable it to qualify as a REIT in the future. This opinion is based on various assumptions and the representations of Sovran as to factual matters. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operating results. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will not review these operating results, and no assurance can be given that our actual operating results will meet these requirements. The opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is not binding on the Internal Revenue Service. In addition, the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, which are subject to change either prospectively or retroactively.

   Each prospective purchaser is urged to consult a tax advisor to determine the specific federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our Series B Preferred Shares.

   For purposes of this discussion, a "U.S. shareholder" is a holder of our Series B Preferred Shares that for federal income tax purposes is:

     (1) a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision thereof,

     (3) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

     (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

   A "non-U.S. shareholder" is a holder of our Series B Preferred Shares that is not a U.S. shareholder.

Taxation Of Our U.S. Shareholders

   As long as we qualify as a REIT, distributions to our U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares and thereafter to distributions with respect to our common shares.

   Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held our Series B Preferred Shares. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   In addition, we may elect to retain amounts representing our net capital gain income, and in that case (1) we will be taxed at regular corporate capital gains tax rates on the retained amounts, (2) our U.S. shareholders will be taxed on their designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend,
(3) each U.S. shareholder will receive a credit for a designated proportionate share of the tax that we pay, (4) each U.S. shareholder will increase the adjusted basis in its shares by the excess of the amount of its proportionate share of these net capital gains over its proportionate share of the tax that we pay, and (5) both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.

   Pursuant to legislation enacted in 1997, in the case of a stockholder who is an individual, an estate or a trust, long-term capital gains and losses are separated into three tax rate groups, a 20% group, a 25% group and a 28% group, and are subject to tax at the rate effective for each group. Pursuant to Notice 97-64, 1997-47 IRB 1, we will designate capital gain dividends, if any, as 20% rate gain distributions, 25% rate gain distributions or 28% rate gain distributions and detail such designations in a manner intended to comply with applicable requirements. Final regulations, if and when issued by the Treasury Department, could affect the rules set forth in the Notice. In addition, the Internal Revenue Service has not issued regulations or other guidance regarding the application of the new rates to sales of interests in REITs, and it remains unclear how the new rules will affect such sales, if at all. The Internal Revenue Service has also not yet issued guidance modifying the rules set forth in the Notice to take into account the recent elimination in 1998 of the 18-month holding period required for individuals, estates and trusts to be eligible for the preferential 20% capital gains rate. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends and in the case of capital gain dividends to non-corporate stockholders, those designated as 20% rate gain distributions, 25% rate gain distributions and 28% rate gain distributions.

   Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's Series B Preferred Shares, but will reduce the U.S. shareholder's basis in his or her shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder's Series B Preferred Shares, they will be included in income as long-term capital gain, generally taxed to noncorporate U.S. shareholders at a maximum rate of 20%, or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder.

   Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided we actually pay the dividends during the following January.

   Shareholders may not include in their individual income tax returns any net operating losses or capital losses we incur. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the disposition of our Series B

Preferred Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against such income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Series B Preferred Shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Also, tax preference and other items that are treated differently for regular and alternative minimum tax purposes are to be allocated between us and our shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations might allocate tax preference items to our shareholders with respect to accelerated depreciation or other tax preference items that we claim.

   A U.S. shareholder's sale or exchange of Series B Preferred Shares will result in recognition of gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (exclusive of any portion attributable to accumulated and declared but unpaid dividends which will generally be taxable to you as a distribution on your shares), and (2) the U.S. shareholder's adjusted basis in the Series B Preferred Shares sold or exchanged. This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder, and will be long-term capital gain or loss if the U.S. shareholder's holding period in the Series B Preferred Shares exceeds one year. Long-term capital gains will generally be taxed to noncorporate U.S. shareholders at a maximum rate of 20%. In addition, in the case of a U.S. shareholder who has owned the Series B Preferred Shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of Series B Preferred Shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.

Taxation of the Redemption of Our Series B Preferred Shares

   A redemption of your Series B Preferred Shares will be treated under Section 302 of the Code as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to your ownership in Sovran, (2) results in a "complete termination" of your common and preferred share interest in Sovran, or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, you must generally take into account common and preferred shares in Sovran considered to be owned by you by reason of constructive ownership rules set forth in the Code, as well as common and preferred shares in Sovran actually owned by you. A redemption of your Series B Preferred Shares is likely to qualify for sale or exchange treatment if you actually or constructively own none of our common shares, or an insubstantial percentage of our common shares after the redemption, because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether you will satisfy any of the three tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that your Series B Preferred Shares are redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.

   If a redemption of your Series B Preferred Shares is treated as a taxable sale or exchange, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property you receive, exclusive of any portion attributable to accumulated and declared but unpaid dividends which will be taxable as a distribution to you on such shares in the manner described previously in this summary, and (2) your adjusted basis in the Series B Preferred Shares for federal income tax purposes. This gain or loss will be capital gain or loss, assuming you hold your shares as a capital asset, and will be long-term capital gain or loss if you have held the Series B Preferred Shares for more than one year.

   If a redemption of your Series B Preferred Shares is treated as a distribution, then the amount of the distribution will be measured by the amount of cash and the fair market value of any property you receive. In addition, your adjusted basis in the redeemed Series B Preferred Shares for federal income tax purposes will be transferred to your remaining shares in Sovran, if any. If you own no other shares of Sovran, then your basis may be transferred to a related person or it may be lost entirely, depending upon the circumstances of your actual and constructive ownership of our shares.

Taxation of Our Tax-Exempt U.S. Shareholders

   In Revenue Ruling 66-106, the Internal Revenue Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income," provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the tax-exempt employees' pension trust. Although Revenue Rulings are interpretive in nature and subject to revocation or modification by the Internal Revenue Service, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions to U.S. shareholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities should not constitute unrelated business taxable income, unless the U.S. shareholder has financed the acquisition of its Series B Preferred Shares with "acquisition indebtedness" within the meaning of the Code, or the Series B Preferred Shares are otherwise used in an unrelated trade or business conducted by the U.S. shareholder.

   Special rules apply to tax-exempt pension trusts, including so-called 401(k) plans but excluding individual retirement accounts or government pension plans, that own more than 10% by value of a "pension-held REIT" at any time during a taxable year. The pension trust may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is computed as the ratio of (1) the pension-held REIT's gross income, less direct expenses related to that income, derived from the conduct of unrelated trades or businesses and determined as if the pension-held REIT were a tax-exempt pension trust to (2) the pension-held REIT's gross income, less direct expenses related to that income, from all sources; however, the percentage will be deemed to be zero if it does not otherwise equal or exceed 5%. A REIT is a "pension-held REIT" if (1) the REIT is "predominantly held" by tax-exempt pension trusts, and (2) the REIT would otherwise fail to satisfy the "closely held" ownership requirement of Section 856(a)(6) of the Code if the stock in the REIT owned by the tax-exempt pension trusts were viewed as held by the tax-exempt pension trusts themselves rather than by their respective beneficiaries. A REIT is "predominantly held" by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% by value of the REIT's stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock own in the aggregate more than 50% by value of the REIT's stock. Given the restrictions in our Articles of Incorporation regarding the ownership concentration of our common and preferred shares, we believe that we are not currently and are unlikely to become a pension-held REIT. However, because our common shares are, and our Series B Preferred Shares will be, publicly traded, and because our Board of Directors has the discretion to waive certain transfer restrictions in our Articles of Incorporation under certain circumstances, there can be no assurance that we will not become a pension-held REIT.

Taxation of Our Non-U.S. Shareholders

   The rules governing the federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, you should consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Series B Preferred Shares.

   In general, a non-U.S. shareholder will be subject to federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in Series B Preferred Shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of its effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our Series B Preferred Shares is not effectively connected with the conduct of a trade or business in the United States.

   A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has in the manner prescribed by the Internal Revenue Service demonstrated its entitlement to benefits under the tax treaty. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below 30% generally applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding, distributions in excess of our current and accumulated earnings and profits are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our Series B Preferred Shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder's Series B Preferred Shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his Series B Preferred Shares, as discussed below. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from such distributions, provided that the required information is furnished to the Internal Revenue Service.

   For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a United States federal income tax return reporting these amounts, even if applicable withholding were imposed as described below; and corporate non-U.S. shareholders may owe the 30% branch profits tax in respect of these amounts. We will be required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If for any taxable year we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of Series B Preferred Shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the Series B Preferred Shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.

   The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder's federal income tax liability, and if the amount of tax withheld by us exceeds the shareholder's federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the Internal Revenue Service. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 20% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Generally effective with respect to distributions paid after December 31, 2000, new Treasury regulations alter the information reporting and backup withholding rules applicable to non-

U.S. shareholders and provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

   If our Series B Preferred Shares are not "United States real property interests" within the meaning of Section 897 of the Code, a non-U.S. shareholder's gain on sale of Series B Preferred Shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on such gain. The Series B Preferred Shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are and will be a domestically controlled REIT and thus that a non-U.S. shareholder's gain on sale of Series B Preferred Shares will not be subject to federal income taxation. However, because our common shares are, and our Series B Preferred Shares will be, publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our Series B Preferred Shares will not be subject to federal income taxation as a sale of a United States real property interest, if (1) the Series B Preferred Shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market such as the New York Stock Exchange, and (2) the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then outstanding Series B Preferred Shares. Special rules may apply to sales or other dispositions during the period before the Series B Preferred Shares are traded on the New York Stock Exchange. If the gain on the sale of the Series B Preferred Shares were subject to federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), would be required to file a United States federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of Series B Preferred Shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased Series B Preferred Shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of Series B Preferred Shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the Internal Revenue Service. Any amount withheld would be creditable against the non-U.S. shareholder's tax liability.

Withholding and Reporting Requirements

   We will report to our U.S. shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless the U.S. shareholder (1) is a corporation or comes within other exempt categories and when required demonstrates that fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.

   We will report to our non-U.S. shareholders and to the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders, and new Treasury regulations will when effective alter the information reporting and withholding rules applicable to non-U.S. shareholders.

   The payment of the proceeds from your disposition of Series B Preferred Shares to or through the United States office of a broker will generally be subject to information reporting and backup withholding at a rate of 31% unless under penalties of perjury you certify your status as a non-U.S. shareholder or otherwise establish an exemption. The payment of the proceeds from your disposition of Series B Preferred Shares to or through a non-United States office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

   Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the Internal Revenue Service. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable United States federal income tax returns.

Other Tax Consequences

   We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our Series B Preferred Shares.

                                  UNDERWRITING

   Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below for whom McDonald Investments Inc., Morgan Keegan & Company, Inc. and J.J.B. Hilliard, W.L. Lyons, Inc. are acting as representatives, and each of the underwriters named below has severally agreed to purchase from us, the respective number of Series B Preferred Shares set forth after its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the shares if they purchase any.

                                                                       Series B
                                                                       Preferred
     Underwriter                                                        Shares
     -----------                                                       ---------
     McDonald Investments Inc. ......................................
     Morgan Keegan & Company, Inc. ..................................
     J.J.B. Hilliard, W.L. Lyons, Inc. ..............................
        Total........................................................  1,400,000

   The representatives have advised us that they propose initially to offer the Series B Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.40 per share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 210,000 additional Series B Preferred Shares at the price to the public set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Series B Preferred Shares which the number of Series B Preferred Shares to be purchased by it shown in the foregoing table bears to the 1,400,000 Series B Preferred Shares offered by this prospectus supplement.

   The following table shows the per share and total public offering price, the underwriting discount and the proceeds, before expenses, to Sovran. The amounts shown below assume both no exercise and full exercise of the underwriters' option to purchase 210,000 additional Series B Preferred Shares.

                                                  Per Series B   Without  With
                                                 Preferred Share Option  Option
                                                 --------------- ------- ------
     Public Offering Price......................      $          $       $
     Underwriting Discount......................      $          $       $
     Proceeds, before expenses, to Sovran.......      $          $       $

   We estimate that we will spend approximately $200,000 for printing, legal, accounting, transfer agent, New York Stock Exchange listing and other expenses related to the offering of the Series B Preferred Shares.

   Until the distribution of the Series B Preferred Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase Series B Preferred Shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Series B Preferred Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series B Preferred Shares.

   If the underwriters create a short position in the Series B Preferred Shares in connection with this offering (i.e., if they sell more Series B Preferred Shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series B Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   We have filed an application to list the Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in the Series B Preferred Shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Series B Preferred Shares, however, and if they begin to make a market they may cease market-making activities at any time.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

   In the ordinary course of their business, the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements, incorporated by reference, and schedule, included in, our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York, our lawyers, have issued an opinion about the legality of the Series B Preferred Shares. Robert J. Attea, Sovran's Chairman of the Board and Chief Executive Officer, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Goodwin, Procter & Hoar llp, New York, New York, the underwriter's lawyers, will also issue an opinion to the underwriters in connection with the offering.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Securities and Exchange Commission ("SEC") to register the Series B Preferred Shares. It does not repeat important information that you can find in our registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

     (i) Sovran's Annual Report on Form 10-K for the year ended December 31,
  1998;

     (ii) Sovran's Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

     (iii) Sovran's Current Report on Form 8-K, dated March 3, 1999 and Current Report on Form 8-K/A dated April 19, 1999;

     (iv) the description of the Series B Preferred Shares contained in
  Sovran's Registration Statement on Form 8-A, dated July   , 1999.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before we conclude this offering:

  .  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   You may request a copy of any of the SEC filings (excluding exhibits), at no cost, by telephoning us at (716) 633-1850 or writing us at the following address: Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York 14221, Attention: David L. Rogers, Chief Financial Officer.

                      WHERE YOU CAN FIND MORE INFORMATION

   You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement contains forward-looking statements. We have based these statements on our current expectations about future events and on assumptions we have made. These forward-looking statements are subject to risks and uncertainties which could cause actual results or events to differ materially from those we now anticipate. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

   Factors that might cause actual results or events to differ from those we now anticipate include, but are not limited to, the following: occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control; financing may not be available, or may not be available on favorable terms; our cash flow may be insufficient to meet required payments of principal and interest; and our existing indebtedness may mature in an unfavorable credit environment, preventing us from refinancing our indebtedness, or forcing us to refinance our indebtedness on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Supplemental Risk Factors" commencing on page S-7 of this prospectus supplement and "Risk Factors" commencing on page 4 of the accompanying prospectus may result in such differences.

PROSPECTUS

                                 $100,000,000

            Sovran Self Storage, Inc. Preferred Stock Common Stock

                                 $150,000,000

            Sovran Acquisition Limited Partnership Debt Securities

                               ---------------

  Sovran Self Storage, Inc. ("Sovran" or the "Company") may offer from time to time in one or more series (i) shares of its preferred stock, $.01 par value per share ("Preferred Stock"), and (ii) shares of its common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $100,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Sovran Acquisition Limited Partnership (the "Operating Partnership") may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities ("Debt Securities") with an aggregate offering price of up to $150,000,000 (or its equivalent in another currency based upon the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Debt Securities (collectively, the "Securities") may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(ii) in the case of Common Stock, any initial public offering price; (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Preferred Stock and Common Stock may be offered by the Company and the Debt Securities may be offered by the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

  See "Risk Factors" on page 4 for certain factors that should be considered by prospective investors.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY THE  SECURITIES
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ---------------

                 The date of this Prospectus is July 9, 1998.

                             AVAILABLE INFORMATION

  The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company and the Operating Partnership with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company and, since April 1998, the Operating Partnership, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Amended Annual Report on Form 10-K/A filed on June 12, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Company's Current Report on Form 8-K filed on October 24, 1997, (iv) the Company's Current Report on Form 8-K filed on February 20, 1998, as amended by the Company's Amended Current Report on Form 8-K/A filed on April 17, 1998, (v) the Company's Current Report on Form 8-K filed on June 10, 1998, (vi) the Company's Current Report on Form 8-K filed on July 6, 1998, (vii) the Operating Partnership's Current Report on Form 8-K filed on July 6, 1998, (viii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated June 16, 1995, including all amendments and reports updating such description, and
(ix) the Operating Partnership's Registration Statement on Form 10, dated April 22, 1998, including all amendments and reports updating such Registration Statement.

  All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company and the Operating Partnership will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York, 14221, telephone (716) 633-1850.

  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                 RISK FACTORS

  "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This Prospectus, including the information incorporated by reference herein, and the applicable Prospectus Supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, and prospective investors should carefully consider such risk factors in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities. Section 27A of the Securities Act of 1933, as amended and Section 21E of the Security Exchange Act of 1934, as amended by their express terms do not apply to forward-looking statements made in connection with an initial public offering. Unless the context otherwise requires, the "Company" shall also hereinafter refer to the Operating Partnership and its subsidiaries.

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Securities.

Acquisitions May Not Perform as Anticipated

  The Company has completed many acquisitions of self storage facilities since the Company's initial public offering of Common Stock in June 1995 (the "Initial Offering"). (The Company's self storage facilities are sometimes referred to individually as a "Property" and collectively as the "Properties".) The Company's strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Real Estate Financing May Become Unavailable or Infeasible

  Unsecured Credit Facility. The Company has a line of credit (the "Unsecured Credit Facility") with a syndicate of financial institutions (the "Lenders"). The Unsecured Credit Facility is recourse to the Company and the Operating Partnership and the required payments are not reduced if the economic performance of any of the Properties declines. The Unsecured Credit Facility, except under certain circumstances, limits the Company's ability to make distributions to its shareholders. If there should occur certain other events of default, the Lenders may seek to exercise their rights under the Unsecured Credit Facility, which could have a material adverse effect on the Company and its ability to make expected distributions to shareholders and distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended (the "Code").

  Rising Interest Rates. Indebtedness that the Company incurs under the Unsecured Credit Facility bears interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders. The Company manages and expects to continue to manage its exposure to rising interest rates using interest rate swaps and other available mechanisms. If the amount of the Company's indebtedness bearing interest at a variable rate exceeds certain levels, the Company may be required to make such arrangements pursuant to the terms of the Unsecured Credit Facility.

  Refinancing May Not be Available. It may be necessary for the Company to refinance the Unsecured Credit Facility through additional debt financing or equity offerings. If the Company were unable to refinance this indebtedness on acceptable terms, the Company might be forced to dispose of certain Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash available for distribution and its ability to pay expected distributions to shareholders.

  No Limitations on Debt. The Board of Directors of the Company currently has a policy of limiting the amount of Company debt at the time of incurrence to less than 50% of the sum of the market value of the issued and outstanding Common Shares and the Company's debt at the time such debt is incurred; however, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company might incur. Accordingly, the Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of the shareholders. The Company could become highly leveraged if this policy were changed.

The Self-Storage Industry Entails Fluctuating Demand and Significant
Competition

  The Properties are subject to all operating risks common to the self-storage industry. These risks include decreases in demand for rental spaces in a particular locale, changes in supply of or demand for similar or competing facilities in an area and changes in market rental rates. There is also risk of inability to collect rents from customers. The Company's current strategy is to acquire interests only in self-storage facilities. Consequently, the Company is subject to risks inherent in investments in a single industry. The Properties compete with other self-storage facilities in their geographic markets. As a result of competition, the Properties could experience a decrease in occupancy levels and rental rates, thereby decreasing the cash available for distribution. The Company competes in operations and for acquisition opportunities with entities that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of such overbuilding might cause the Company to experience a decrease in occupancy levels, limit the Company's ability to increase rents and compel the Company to offer discounted rents.

Real Estate Investments Are Illiquid and Are Subject to Uninsurable Risks and Government Regulation

  General Risks. The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are dependent upon the Company's ability to operate the Properties in a manner sufficient to maintain or increase cash available for distribution. Income from the Properties may be adversely affected by changes in national economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; competition from other self-storage facilities; changes in interest rates and in the availability, cost and terms of mortgage funds; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements, particularly in older facilities; changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war; adverse changes in zoning laws; and other factors which are beyond the control of the Company.

  Illiquidity of Real Estate May Limit its Value. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit the Company's ability to profit on the sale of Properties held for fewer than four years. There can be no assurance that the Company will be able to dispose of a Property when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

  Uninsured and Underinsured Losses Could Result in Loss of Value of Properties. There are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable, as to which the Properties are at risk in their particular locales. The Company's management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a Property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such Property.

  Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. In connection with the ownership of the Properties, the Company may be potentially liable for any such costs.

  Americans with Disabilities Act. The Americans with Disabilities Act of 1990 ("ADA") generally requires that buildings be made accessible to persons with disabilities. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's results of operations and ability to make expected distributions to its shareholders could be adversely affected.

Limitations on Ability to Change Control

  Limitation on Ownership of Shares. In order to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) (the "Five or Fewer Test"). The Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") limit ownership of the issued and outstanding Common Stock by any single shareholder (directly or by virtue of the attribution provisions of the Code) to 9.8% of the aggregate value of the Company's outstanding stock, except that the ownership by certain entities is limited to 15% (the "Ownership Limit"). The Ownership Limit may (i) have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of beneficial interest of the Company or to otherwise effect a change in control of the Company. The Board of Directors, in its sole discretion, may waive the Ownership Limit if it is satisfied that ownership by such shareholders in excess of such limits will not jeopardize the Company's status as a REIT under the Code or in the event it determines that it is no longer in the best interests of the Company to be a REIT. A transfer of Common Stock to a person who, as a result of the transfer, violates the Ownership Limit may not be effective under some circumstances.

  Shareholder Rights Agreement. The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

  Other Limitations. Certain other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the outstanding Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law (the "MGCL") imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL would have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. In addition, under the Operating Partnership's agreement of limited partnership, in general the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If the Company were to own less than 75% of the limited partnership interests in the Operating Partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing the Company from engaging in certain change of control transactions.

Adverse Consequences of Failure to Qualify as a REIT

  The Company intends to operate so as to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon the Company's continuing ability to meet various requirements concerning, among other things, the ownership of the outstanding stock, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election.


Effect of Market Interest Rates on Price of Shares

  One of the factors that may influence the price of the Common Stock in public trading markets is the annual yield on Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock.

Legal Proceeding

  Robert J. Amsdell, a former business associate of certain officers and directors of the Company, including Robert J. Attea, Charles E. Lannon, Kenneth F. Myszka and David L. Rogers, filed a lawsuit against the Company on June 13, 1995 in the United States District Court for the Northern District of Ohio in connection with the formation of the Company as a REIT and related transactions, as well as the Initial Offering. On April 29, 1996, Mr. Amsdell filed a first amended complaint and on September 24, 1997, a second amended complaint was filed. The complaint alleges, among other things, breach of fiduciary duty, breach of contract, breach of general partnership/joint venture arrangement, fraud and deceit, breach of duty of good faith and other causes of action including a declaratory judgment as to Mr. Amsdell's continuing interest in the Company. Mr. Amsdell is seeking money damages in excess of $15 million, as well as punitive damages and declaratory and injunctive relief (including the imposition of a constructive trust on assets of the Company in which Mr. Amsdell claims to have a continuing interest) and an accounting. The first amended complaint also added Messrs. Attea, Lannon,

Myszka and Rogers as additional defendants. The parties are currently involved in discovery. The Company intends to vigorously defend the lawsuit. Messrs. Attea, Lannon, Myszka and Rogers have agreed to indemnify the Company for any loss arising from the lawsuit. The Company believes that the actual amount of Mr. Amsdell's recovery in this matter, if any, would be within the ability of these individuals to provide indemnification. The Company does not believe that the lawsuit will have a material adverse effect upon the Company.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

General

  Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust ("REIT") which acquires, owns and manages self storage properties. The Company was formed to continue the business of its predecessor companies which had engaged in the self storage business since 1985. The Company owns an indirect interest in each of the Properties through the Operating Partnership of which the Company holds a 93.37% economic interest consisting of a 91.71% direct limited partnership interest and a 1.66% general partnership interest owned by Sovran Holdings, Inc., a wholly-owned subsidiary of the Company. Unaffiliated third parties own collectively a 6.63% limited partnership interest in the Operating Partnership. The Operating Partnership owns a 100% fee simple interest in each of the Properties. The Company believes that this structure, commonly known as an umbrella partnership real estate investment trust ("UPREIT"), facilitates the Company's ability to acquire properties by using units of the Operating Partnership as currency in property acquisitions.

  As of July 7, 1998, the Company owned and operated 196 self-storage properties consisting of approximately 10.9 million net rentable square feet, situated in 19 states, primarily the Eastern United States and Texas. As of March 31, 1998, the Properties had a weighted average occupancy of 84.1% and a weighted average annual rent per occupied square foot of $7.62. The Company believes that it is one of the largest operators of self-storage properties in the United States.

  The Company seeks to increase cash flow and enhance shareholder value through aggressive management of the Properties and selective acquisition of new self-storage properties. Aggressive property management entails increasing rents, increasing occupancy levels, strictly controlling costs, maximizing collections, strategically expanding and improving the Properties and, should economic conditions warrant, developing new properties. The Company believes that there continue to be significant opportunities for growth through acquisitions, and constantly seeks to acquire self-storage properties located primarily in the Eastern United States that are susceptible to realization of increased economies of scale and enhanced performance through the application of the Company's management expertise.

  The Company was incorporated on April 19, 1995 under Maryland law. The Operating Partnership was formed on June 1, 1995 under Delaware law. The Company's Common Stock has traded on the New York Stock Exchange since the completion of the Company's initial public offering on June 26, 1995. The Company's and the Operating Partnership's principal executive offices are located at 5166 Main Street, Williamsville, New York 14221, and its telephone number is (716) 633-1850. The Company and the Operating Partnership also maintain a regional office in Atlanta, Georgia.

                                USE OF PROCEEDS

  The Company is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional units of limited partnership of the Operating Partnership ("Units"). As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for one or more of the following: repayment of indebtedness, acquisition of in new self storage facilities, maintenance and improvement of currently owned Properties and general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company and the Operating Partnership's and their predecessor's consolidated ratios of earnings to fixed charges for the periods shown:

    Company and Operating Partnership                Predecessors
   ----------------------------------------------------------------------
                                                              Year Ended
    Three Months       Year Ended             January 1, 1995  December
       Ended          December 31,                  to            31,
     March 31,    ---------------------------    June 25,     -----------
        1998       1997     1996     1995          1995       1994  1993
   -------------- -------- -------- --------- --------------- ----- -----
           5.27       9.43     7.56     21.88      1.09        1.31  0.84

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                        DESCRIPTION OF DEBT SECURITIES

General

  The Company conducts its business principally through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

  Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

Terms

  The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of Senior Indebtedness of the Company as described under "--Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

  Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

  Each Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) The place or places where the principal of (and premium or Make-Whole Amount (as defined in the Indenture), if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

    (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating
  Partnership;

    (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default (as defined in the Indenture) or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security (as defined), the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (20) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

    (21) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

  If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as described under "--Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the

Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the Operating Partnership's assets has occurred, a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public. Restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limits on Ownership of Shares of Beneficial Interest." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating

Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on the day of mailing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

  Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

Merger, Consolidation or Sale of Assets

  The Indentures provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, and which is organized under the laws of any domestic jurisdiction and assumes (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

Certain Covenants

  The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the following covenants of the Operating Partnership:

  Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

  Maintenance of Properties. The Indentures will require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

  Insurance. The Indentures will require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

  Payment of Taxes and Other Claims. The Indentures will require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Events of Default, Notice and Waiver

  Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the applicable Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

  The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

  The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indentures

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (g) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any series then outstanding; or (h) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

  Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes:
(a) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (j) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

  The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

  The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Certain Definitions

  "Indebtedness" means, with respect to any person, (a) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness of such person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such person, (iii) for goods, materials or services purchased in the ordinary course of business (other than trade accounts payable arising in the ordinary course of business), (iv) with respect to letters of credit or bankers acceptances issued for the account of such person or performance bonds, (v) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Indenture), or (vi) under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements; (b) any liability of others of the kind described in the preceding clause (a) which such person has guaranteed or which is otherwise its legal liability; and (c) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) or (b).

  "Senior Indebtedness" means Indebtedness of the Operating Partnership, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Operating Partnership, other than the following: (a) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all indebtedness of the Operating Partnership not expressly subordinated to such Indebtedness; (b) any Indebtedness which by its terms refers explicitly to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Subordinated Debt Securities; and (c) with respect to any series of Subordinated Debt Securities, any Indebtedness of the Operating Partnership evidenced by Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (x) Indebtedness of or amounts owed by the Operating Partnership for compensation to employees, or for goods, materials and services purchased in the ordinary course of business, or (y) Indebtedness of the Operating Partnership to a subsidiary of the Operating Partnership.

Subordination

  Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Debt Securities will be subject to the following subordination provisions.

  The payment of the principal of, interest on, or any other amounts due on, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Operating Partnership. No payment on account of the principal of, redemption of, interest on or any other amounts due on the Subordinated Debt Securities and no redemption, purchase or other acquisition of the Subordinated Debt Securities may be made, unless (a) full payment in cash of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness shall have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and (b) at the time of, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable and not rescinded. In addition, the Subordinated Indenture provides that, if holders of any Senior Indebtedness notify the Operating Partnership and the Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Subordinated Debt Securities and no purchase, redemption or other acquisition of the Subordinated Debt Securities will be made for the period (the "Payment Blockage Period") commencing on the date such notice is received and ending on the earlier of (i) the date on which such event of default shall have been cured or waived or (ii) 180 days from the date such notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Operating Partnership, all Senior Indebtedness must be paid in full in cash before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever.

  The Subordinated Indenture does not restrict the amount of Senior Indebtedness or other indebtedness of the Operating Partnership or any Subsidiary. As a result of these subordination provisions, in the event of the Operating Partnership's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

  If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Operating Partnership's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

  Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either
(a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the applicable Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

  "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such of Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Book-Entry System

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Operating Partnership expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by Operating Partnership if such Debt Securities are offered directly by the Operating Partnership. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

  The Operating Partnership expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Operating Partnership nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal of, any premium or Make-Whole Amount and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Operating Partnership and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Operating Partnership nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium or Make-Whole Amount, if any, and interest). The Operating Partnership believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Operating Partnership expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

  Neither the Operating Partnership nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Operating Partnership and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

  The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Payment and Paying Agents

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.


Global Securities

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK

  The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws").

General

  Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, none of which was outstanding as of June 15, 1998. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

Terms

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.


Rank

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

Dividends

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.


Redemption

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless
(i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

  Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

  For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

  The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

  The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

General

  Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At July 7, 1998, the Company had outstanding 12,333,213 shares of Common Stock.

Terms

  Subject to the preferential rights of any other shares or series of stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

  Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  All shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

  Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

  For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Shareholder Rights Agreement

  The Company has a shareholders' rights plan (the "Shareholder Rights Agreement") which grants the holders of the Common Stock rights which generally become exercisable if (i) a person becomes an "acquiring person" by acquiring 10% or more of the Common Stock, or (ii) a person commences a tender offer that would result in that person owning 10% or more of the Common Stock. In the event a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to acquire such number of preferred shares of the Company which are equivalent to the Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholder Rights Agreement may have the effect of delaying or preventing a change in control of the Company.

Transfer Agent

  The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of the Company's capital stock in excess of the Ownership Limit. Pursuant to the Code, generally, certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships will be looked-through for purposes of the Five or Fewer Test (i.e., the beneficial owners of such entities will be counted as holders). The Company's Articles of Incorporation limit such entities under the Look-Through Ownership Limit to holdings of no more than 15% of the aggregate value of the Company's shares of capital stock. Any transfer of shares of capital stock or any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status.

  Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or the Look-Through Ownership Limit or that causes the Company to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust ("Shares in Trust") that will be transferred, by operation of law, to a person unaffiliated with the Company designated by the Board of Directors as trustee (the "Trustee") of a trust (the "Share Trust") for the benefit of one or more charitable organizations. Shares in Trust will remain issued and outstanding Common or Preferred Shares of the Company and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares in Trust for the Share Trust and will hold such dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries. The Trustee will vote all Shares in Trust. Any vote cast by the proposed transferee in respect of the Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust shall be rescinded and shall be void ab initio. Any dividend or distribution paid to a proposed transferee or owner of Shares in Trust prior to the discovery by the Company that such shares have been transferred to the Share Trust will be required to be repaid upon demand to the Trustee for the benefit of one or more charitable beneficiaries. The Trustee may, at any time the Shares in Trust are held in the Share Trust, transfer the interest in the Share Trust representing the Shares in Trust to any person whose ownership of the shares of capital stock designated as Shares in Trust would not violate the Ownership Limit or the Look-Through Ownership Limit, or otherwise result in the disqualification of the REIT, as described above, and provided such permitted transferee purchases such shares for valuable considerations. Upon such sale, the proposed original transferee will receive the lesser of (i) the price paid by the original transferee shareholder for the shares of capital stock that were transferred to the Share Trust, or if the original transferee shareholder did not give value for such shares (e.g., the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Shares in Trust were designated for the ten days immediately preceding such sale or gift and (ii) the price received by the Trustee from such sale. Any amounts received by the Trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the Share Trust. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the Share Trust may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Shares in Trust and to hold the Shares in Trust on behalf of the Company.

  In addition, the Company has the right, for a period of 90 days during the time any shares of Shares in Trust are held by the Trustee, to purchase all or any portion of the Shares in Trust from the Trust at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, device or other transaction), the average closing price for the class of stock from which such Shares in Trust were designated for the ten days immediately preceding such sale or gift, and (ii) the average closing price for the class of shares form which such Shares in Trust were designated for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

  All certificates representing shares of stock of the Company bear a legend referring to the restrictions described above.

  Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain material U.S. Federal income tax considerations regarding the offering of Securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and the administrative and judicial interpretations thereof. The following discussion is based on current law. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to the holders of Securities. Certain Federal income tax considerations relevant to holders of Securities will be provided in the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF SECURITIES.

Taxation of the Company

  The Company intends to operate so as to meet the requirements under the Code for qualification as a REIT, commencing with its taxable year ending December 31, 1995. No assurance can be given, however, that such requirements will be met. Based on various assumptions and factual representations made by the Company, in the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, counsel to the Company, the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and its proposed method of operation as described in this Prospectus and as represented by the Company will enable it to satisfy the requirements for such qualification. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is not binding on the Internal Revenue Service (the "Service"). In addition, the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Service and judicial decisions, which are subject to change either prospectively or retroactively.

  In any year in which the Company qualifies as a REIT, it generally will not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. This deduction for distributions paid to shareholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

  Even if the Company qualifies as a REIT, however, the Company will be subject to Federal income tax, as set forth below. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the

Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and
(iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should dispose of any of the asset owned at the time of the Initial Offering that had a fair market value at such time in excess of its adjusted tax basis ("Built-In-Gain") or any asset acquired by the Company from a C corporation (i.e., a corporation generally subject to the full corporate level tax) in a carryover basis transaction during the ten-year period (the "Recognition Period") beginning on the date of the Initial Offering with respect to assets owned by the Company at the time of the Initial Offering, or the date on which the asset was acquired by the Company from a C corporation, then, to the extent of the Built-In Gain, such gain will be subject to a tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the "Built-In Gain Rules").

Requirements for Qualification

  To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders ("REIT Requirements").

Organizational Requirements

  The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT Requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) at all times during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and
(vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi).

  Prior to consummation of the Initial Offering, the Company did not satisfy conditions (v) and (vi) above. The Initial Offering and related transactions allowed the Company to satisfy the 100 shareholder and five or fewer requirements. In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Effective January 1, 1995, the Company changed its taxable year to the calendar year.

  In order to provide the Company with flexibility, the Company owns the Properties through the Operating Partnership. The Company holds a 91.71% limited partnership interest in the Partnership. The Subsidiary, a wholly-owned subsidiary of the Company, holds a 1.66% general partner interest in the Operating Partnership. The Operating Partnership and the Subsidiary are qualified REIT subsidiaries. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and such items (as the case may be) of the REIT. The Operating Partnership is currently disregarded for Federal income tax purposes since the existence of the Subsidiary is ignored for Federal income tax purposes and, as a result, the Operating Partnership has only one partner for Federal income tax purposes.

  The Operating Partnership is treated as a partnership for Federal income tax purposes and the Company is treated as a partner in the Operating Partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

Income Tests

  To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

  . First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents form real property" and in certain circumstances, interest) or from certain types of temporary investments.

  . Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

  . Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year is derived from gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversion and sales of foreclosure property). For purposes of applying the 30% gross income test, the holding period of the Properties acquired by the Company at the time of the Initial Offering will be deemed to have commenced on the date of acquisition.

  Rents received or deemed to be received by the Company will qualify as "rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

  . First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

  . Second, the Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

  . Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

  . Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

  The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company will not derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. The Company does not anticipate receiving rent from Related Party Tenants.

  The Company provides certain services with respect to the Properties. The Company believes that the services provided by it directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that may not be provided by the Company directly will be performed by independent contractors.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which the Company fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company will cease to qualify as a REIT.

Asset Tests

  At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

  . First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

  . Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class.

  . Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.


Annual Distribution Requirements

  To qualify as a REIT, the Company is required to make distributions (other than capital gain distributions) to its shareholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular distribution after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes less than 100% (but at least 95%) of its "REIT taxable income" as adjusted, it will be subject to tax thereon at regular ordinary or capital gains corporate tax rates, as the case may be. Further, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its REIT capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

  It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Earnings and Profits

  In order to qualify as a REIT, the Company must either satisfy the REIT requirements described in this Prospectus for all taxable years after 1986 or have, at the close of any taxable year, no earnings and profits attributable to a non-REIT year. Pursuant to Treasury Regulations, in order to qualify under either of these two provisions, the Company must not have acquired the assets of a corporation in a nonrecognition transaction after 1986 with accumulated earnings and profits attributable to a non-REIT period unless, by the close of its first taxable year, such earnings are distributed to the shareholders. Accordingly, any earnings and profits that are carried over to the Company through the transactions resulting in the formation of the Company (the "Formation Transactions") were required, pursuant to Section 381 of the Code, to have been distributed to the shareholders prior to the close of the Company's first taxable year. The Company has represented that it had no non-REIT earnings and profits for Federal income tax purposes as of the end of its first taxable year ended December 31, 1995. In rendering its opinion regarding the eligibility of the Company to qualify as a REIT, Phillips, Lytle, Hitchcock, Blaine & Huber LLP is relying on such representation. The Company believes that even if there were a subsequent determination that it received non-REIT earnings and profits in the Formation Transactions, distributions to shareholders in 1995 in excess of current earnings and profits likely were sufficient to distribute any such non-REIT earnings and profits. Moreover, although not free from doubt, pursuant to Treasury Regulations, the Company may be able to use certain "deficiency dividend" procedures to distribute any non-REIT earnings and profits determined to exist that were not distributed by the close of the 1995 taxable year. There can be no assurance, however, that 1995 distributions were sufficient to distribute any non-REIT earnings and profits determined to exist or that such deficiency dividend procedures would be available. In the event that 1995 distributions were insufficient to distribute any such non-REIT earnings and profits, and the Company were unable to utilize the deficiency dividend procedures in the Treasury Regulations, the Company would fail to qualify as a REIT.

Failure to Qualify

  If the Company fails to qualify as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the Service could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Built-In Gain

  To the extent the Company held any asset that has Built-In Gain as of the first day of the first taxable year for which the Company qualifies as a REIT, the Company may recognize a corporate level tax at the time it disposes of such asset. Pursuant to Section 337(d)(1) of the Code, Congress has authorized the Service to issue regulations to ensure that the repeal of the General Utilities doctrine is not circumvented through the use of investment vehicles like a REIT. In Notice 88-19, 1988-1 C.B. 486, the Service announced that it intends to promulgate regulations requiring a C corporation to recognize any net Built-In Gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, in lieu of this immediate recognition rule, the regulations will permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under
Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. The Company has represented that it will elect to have rules similar to the rules of Section 1374 of the Code apply to it. Accordingly, if the Company disposes of appreciated assets in a taxable transaction within a ten-year period commencing on the date the Company first qualifies as a REIT, the Company will be taxed at the corporate level on the Built-in Gain attributable to the disposed assets. For these purposes, the assets owned by the Company prior to the Formation Transactions will be appreciated assets. If these assets are disposed of within the ten-year recognition period, the Company will recognize a corporate level tax on the Built-In Gain attributable to the disposed assets. Accordingly, the disposition of assets acquired in the Formation Transactions will adversely affect a shareholder's investment in the Company. However, the Company may dispose of Property that is subject to the tax on Built-in Gain in a tax-free exchange of like-kind property pursuant to Section 1031 of the Code which will not trigger Built-In Gain. Moreover, the Company does not anticipate disposing of a substantial portion of its Built-In Gain assets, other than in a tax-free exchange, within the ten-year recognition period. The Company estimates that the amount of Built-In Gain with respect to the Properties is approximately $5,000,000 and the amount of the corporate level tax if such Built-In Gain was recognized would be approximately $1,750,000 at current tax rates. The amount of such Built-In Gain is based upon the Company's determination of fair value as of the first day of the first taxable year for which the Company qualified as a REIT which valuation could be challenged by the Service.

                             PLAN OF DISTRIBUTION

  The Company may sell Preferred Stock and Common Stock and the Operating Partnership may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to the Company's shareholders on a pro rata basis, which may or may not be transferred. In connection with any distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to and through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Stock, respectively, on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of Debt Securities, or Preferred Stock.

  Until the distribution of the Securities is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If the underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

  The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

  Neither the Company nor the Operating Partnership makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, neither the Company nor the Operating Partnership makes any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

  Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Company Contracts") providing the payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Operating Partnership Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Operating Partnership Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Operating Partnership Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to the approval of the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Operating Partnership Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

  Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York, will pass upon certain legal matters for the Company. Phillips, Lytle, Hitchcock, Blaine & Huber has in the past represented and is presently representing the Company in certain other matters. Robert J. Attea, Chairman of the Board and Chief Executive Officer of the Company, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber LLP own shares of Common Stock.

                                    EXPERTS

  The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, auditors, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Operating Partnership or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

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                                1,400,000 Shares

                           Sovran Self Storage, Inc.

                              % Series B Cumulative
                          Redeemable Preferred Shares
                    Liquidation Preference $25.00 Per Share

                               ----------------

                             PROSPECTUS SUPPLEMENT

                                 July   , 1999

                               ----------------

                           McDonald Investments Inc.

                         Morgan Keegan & Company, Inc.

                       J.J.B. Hilliard, W.L. Lyons, Inc.

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